Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of CIG Wireless Corp. (the “Company”) pertaining to the Company’s 2014 Equity Incentive Plan of (i) our report dated December 31, 2012, with respect to the consolidated financial statements of the Company, included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2012; and (ii) our report dated February 14, 2013, with respect to the consolidated financial statements of the Company, included in the Company’s Report on Form 10-K for the transition period from October 1, 2012 to December 31, 2012, in each case as filed with the Securities and Exchange Commission.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

February 25, 2014